Exhibit 3.48

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:59 AM 07/17/2003
FILED 11:33 AM 07/17/2003
SRV 030468736 – 3633813 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WINGS HOLDINGS, INC.

WINGS HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware, HEREBY CERTIFIES AS FOLLOWS:

1. The name of the corporation is Wings Holdings, Inc. (the “Company”).

2. The Certificate of Incorporation of the Company is hereby amended by deleting Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the Company is Aviation Technologies, Inc.

3. The amendment to the Company’s Certificate of Incorporation set forth in this certificate of amendment has been duly adopted by this Company’s board of directors and stockholders in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by the Secretary, Jeffrey McKibben, this 17 day of July, 2003.

/s/ Jeffrey McKibben
Name:	Jeffrey McKibben
Title:	Secretary